Exhibit 6.6

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

CONNEXED TECHNOLOGIES, INC.

SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$5,000.00

November 20, 2007

San Francisco, California

FOR VALUE RECEIVED, Connexed Technologies, Inc., a Delaware corporation (the “Company”) promises to pay to Johnson, Craig (“Investor”), or its registered assigns, in lawful money of the United States of America the principal sum of $5,000.00, or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to 6.00% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable (i) upon delivery, at any time after November [Maturity Date], by registered or certified mail or by overnight courier, postage prepaid, to Company at its principal corporate office of written notice executed by holders of more than 50% of the aggregate outstanding principal amount of the Notes (as defined below) issued pursuant to the Note Purchase Agreement (as defined below) (the “Majority Holders”) demanding that such amounts immediately become due and payable, or (ii) when, upon or after the occurrence of an Event of Default (as defined in Section 3 below), the Company has received written notice executed by the Majority Holders demanding that such amounts immediately become due and payable. This Note is one of the “Notes” issued pursuant to the Note Purchase Agreement dated November 1, 2003 (as amended, modified or supplemented, the “Note Purchase Agreement”) between the Company and the Investors (as defined in the Note Purchase Agreement). Investor is one of the “Investors,” which term shall collectively include all registered holders of the Notes.

Any capitalized terms not otherwise defined herein shall have the meaning set forth in the Note Purchase Agreement.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1.             Interest. Accrued interest on this Note shall be due and payable, or be converted into shares of the Company’s securities, as the case may be, only at such time as the aggregate outstanding principal amount of this Note shall be declared due and payable, or be converted into shares of the Company’s securities, in accordance with the terms of this Note.

2.             Prepayment. Upon ten days prior written notice to Investor, the Company may prepay the outstanding principal and accrued interest under this Note in whole or in part; provided that: (i) any prepayment of this Note may be made only in connection with the prepayment of all Notes on a pro rat basis, based on the respective aggregate outstanding principal amounts of each such Note, and (ii) any such prepayment will be applied first to interest accrued on this Note and then, if the amount of prepayment exceeds the amount of all such accrued interest, to the payment of the principal of this Note.

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3.             Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Transaction Documents (as defined in the Note Purchase Agreement):

(a)           Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (iii) take any action for the purpose of effecting any of the foregoing; or

(b)           Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 30 days of commencement.

4.              Rights of Investor upon Default. Upon the occurrence or existence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Majority Holders may, by written notice to the Company, demand that all outstanding Obligations (as defined below) payable by the Company under the Notes become immediately due and payable. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default and subject to the consent of the Majority Holders, Investor may exercise any other right power or remedy granted to it by the Transaction Documents (as defined in the Note Purchase Agreement) or otherwise permitted to it by law, either by suit in equity or by action at law, or both. “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations owed by the Company to Investor arising under or pursuant to the terms of this Note, including all interest, fees, charges, expenses and attorneys’ fees.

5.	Conversion.

(a)            Automatic (Mandatory) Conversion. On the earliest to occur of the events described in clauses (i), (ii) or (iii) below, the outstanding principal and accrued but unpaid interest under this Note will automatically convert into shares of the Company’s equity securities pursuant to the terms of such clause and in accordance with the terms of this Note:

(i)             Upon delivery, at any time after [Maturity Date], by registered or certified mail or by overnight courier, postage prepaid, to Company at its principal corporate office of written notice executed by Majority Holders demanding that the outstanding principal and accrued but unpaid interest on each Note convert into shares of the Company’s common stock (the “Common Stock”), then the outstanding principal amount of and all accrued but unpaid interest under this Note shall automatically convert into that number of shares of the Common Stock as is determined by dividing such principal amount and accrued interest by the then fair market value per share of Common Stock (adjusted to reflect subsequent stock dividends, stock splits, combinations or recapitalizations), as determined in good faith by the Company’s board of directors (the “Board”). Upon such conversion of this Note, Investor hereby agrees to execute and deliver to the Company a common stock purchase agreement reasonably acceptable to the Company containing customary representations and warranties and transfer restrictions (including a 180-day lock-up agreement in connection with an initial public offering).

(ii)            In the event that the Company, at any time during which a portion of the principal balance remains outstanding, consummates an equity financing or a series of related transactions pursuant to which it either (a) sells shares of a series of preferred stock (the “Preferred Stock”) to an institutional venture capital investor or (b) sells shares of the Preferred Stock to purchasers, none of which are institutional venture capital investors, with an aggregate sales price of not less than $1,000,000, including any and all notes which are converted into preferred stock (including this Note and the other Notes issued under the Note Purchase Agreement) (each, a “Qualified Equity Financing”), then the outstanding principal amount of and all accrued but unpaid interest under this Note shall automatically convert into shares of the Preferred Stock at the same price and on the same terms as the other investors that purchase the Preferred Stock in the Qualified Equity Financing. Upon such conversion of this Note, Investor hereby agrees to execute and deliver to the Company all transaction documents related to the Qualified Equity Financing, including a purchase agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including a 180-day lock-up agreement in connection with an initial public offering), and having the same terms as those agreements entered into by the other purchasers of the Preferred Stock.

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(iii)           In the event that the Company, at any time during which a portion of the principal balance remains outstanding, consummates a Change of Control (as defined below), then the outstanding principal amount of and all accrued but unpaid interest under this Note shall automatically convert into that number of shares of the Common Stock as is determined by dividing such principal amount and accrued interest by the then fair market value per share of the Common Stock (adjusted to reflect subsequent stock dividends, stock splits, combinations or recapitalizations), as determined in good faith by the Board. Upon such conversion of this Note, Investor hereby agrees to execute and deliver to the Company a common stock purchase agreement reasonably acceptable to the Company containing customary representations and warranties and transfer restrictions (including a 180-day lock-up agreement in connection with an initial public offering). For purposes of this Note, a “Change of Control” shall mean (a) a sale, transfer or lease of all or substantially all of the Company’s assets or (b)  an acquisition of the Company by another entity in which the Company’s stockholders immediately prior to the transaction do not control a majority of the voting power of the surviving entity.

(b)           Conversion Procedure.

(i)             Delivery of Note; Issuance of Certificates. Pursuant to the terms of this Section 5, this Note will convert into shares of the Common Stock or Preferred Stock, as the case may be. Before Investor shall be entitled to receive certificates representing shares of the Common Stock or Preferred Stock, as the case may be, Investor shall deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) to the Company for cancellation; provided, however, that upon satisfaction of the conditions set forth in Section 5(a) for such conversion, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. The Company shall, as soon as practicable thereafter, issue and deliver to Investor a certificate or certificate for the number of shares to which Investor shall be entitled upon conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company). The conversion shall be deemed to have been made immediately prior to the close of business on the date that the conditions to the conversion events pursuant to Section 5(a)(i), Section 5(a)(ii) or Section 5(a)(iii), as the case may be, shall be satisfied.

(ii)            Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Investor upon the conversion of this Note, the Company shall pay to Investor an amount equal to the product obtained by multiplying the conversion price by the fraction of a share not issued pursuant to the previous sentence. Upon conversion of this Note in full and the payment of any amounts specified in this Section 6(b)(ii), the Company shall be forever released from all its obligations and liabilities under this Note.

6.             Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Company’s Senior Indebtedness (as defined below). For purposes of this Note, the term “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with, (i) indebtedness of the Company, or with respect to which the Company is a guarantor, to banks, commercial finance lenders, insurance companies, leasing or equipment financing institutions or other lending institutions regularly engaged in the business of lending money (excluding venture capital, investment banking or similar institutions which sometimes engage in lending activities but which are primarily engaged in investments in equity securities), which is for money borrowed, or purchase or leasing of equipment in the case of lease or other equipment financing, whether or not secured, and (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

(a)            Insolvency Proceedings. If there shall occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Company, (i) no amount shall be paid by the Company in respect of the principal of, interest on or other amounts due with respect to this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of Investor of this Note which shall assert any right to receive any payments in respect of the principal of and interest on this Note except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding.

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(b)            Default on Senior Indebtedness. If there shall occur an event of default which has been declared in writing with respect to any Senior Indebtedness, as defined therein, or in the instrument under which it is outstanding, permitting the holder to accelerate the maturity thereof and Investor shall have received written notice thereof from the holder of such Senior Indebtedness, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note, unless within one hundred eighty (180) days after the happening of such event of default, the maturity of such Senior Indebtedness shall not have been accelerated. Not more than one notice may be given to Investor pursuant to the terms of this Section 6(b) during any 360-day period.

(c)            Further Assurances. By acceptance of this Note, Investor agrees to execute and deliver customary forms of subordination agreement requested from time to time by holders of Senior Indebtedness, and as a condition to Investor’s rights hereunder, the Company may require that Investor execute such forms of subordination agreement; provided that such forms shall not impose on Investor terms less favorable than those provided herein.

(d)           Other Indebtedness. No indebtedness which does not constitute Senior Indebtedness shall be senior in any respect to the indebtedness represented by this Note.

(e)            Subrogation. Subject to the payment in full of all Senior Indebtedness, Investor shall be subrogated to the rights of the holder(s) of such Senior Indebtedness (to the extent of the payments or distributions made to the holder(s) of such Senior Indebtedness pursuant to the provisions of this Section 6) to receive payments and distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and Investor, be deemed to be a payment by the Company to or on account of this Note; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which Investor would be entitled except for the provisions of this Section 6 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and Investor, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

(f)             No Impairment. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 6 to receive cash, securities or other properties otherwise payable or deliverable to Investor, nothing contained in this Section 6 shall impair, as between the Company and Investor, the obligation of the Company, subject to the terms and conditions hereof, to pay to Investor the principal hereof and interest hereon as and when the same become due and payable, or shall prevent Investor, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

(g)            Lien Subordination. Any lien of Investor, whether now or hereafter existing in connection with the amounts due under this Note, on any assets or property of the Company or any proceeds or revenues therefrom which Investor may have at any time as security for any amounts due and obligations under this Note shall be subordinate to all liens now or hereafter granted to a holder of Senior Indebtedness by the Company or by law, notwithstanding the date, order or method of attachment or perfection of any such lien or the provisions of any applicable law.

(h)            Reliance of Holders of Senior Indebtedness. Investor, by its acceptance hereof, shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the creation of the indebtedness evidenced by this Note, and each such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness.

7.              Successors and Assigns. Subject to the restrictions on transfer described in Sections 9 and 10 below, the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

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8.              Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Majority Holders.

9.              Transfer of this Note or Securities Issuable on Conversion Hereof. With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Investor will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Investor’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Investor that Investor may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 9 that the opinion of counsel for Investor, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Investor promptly after such determination has been made. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. the Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

10.            Assignment by the Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Majority Holders.

11.            Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Note Purchase Agreement, or at such other address or facsimile number as the Company shall have furnished to Investor in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

12.            Pari Passu Notes. Investor acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes issued pursuant to the Note Purchase Agreement or pursuant to the terms of such Notes. In the event Investor receives payments in excess of its pro rata share of the Company’s payments to the Investors of all of the Notes, then Investor shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

13.           Usury. In the event any interest is paid on this Note that is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

14.           Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument

15.           Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

[Signature Page Follows]

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The Company has caused this Note to be issued as of the date first written above.

CONNEXED TECHNOLOGIES, INC.

a Delaware corporation

By: /s/ S. Richard Bentley

Name: S. Richard Bentley

Title: CEO

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